AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL POLICY

This Executive Severance and Change in Control Policy (the “Policy”) is designed to provide certain protections to a select group of key employees of PagerDuty, Inc. (the “Company”) or any of its subsidiaries in connection with a Change in Control of the Company or in connection with the involuntary termination of their employment under the circumstances described in this Policy. Capitalized terms not otherwise defined in the text have the respective meanings set forth in the “Definitions” section below.

Eligibility. Each employee of the Company or any subsidiary of the Company who is designated by the Administrator (as defined below) as either a “Tier 2 Participant” (e.g., direct reports to the Company’s Chief Executive Officer who are senior vice president level or above) or a “Tier 3 Participant” (e.g., senior vice presidents or above that do not report to the Company’s Chief Executive Officer, vice presidents, and general managers) for the purposes of this Policy will be a participant in this Policy (each, a “Participant”).

CIC Qualifying Termination (Tier 2 Participants). If a Tier 2 Participant has a CIC Qualifying Termination, the Company shall provide the Tier 2 Participant with the following severance benefits: (i) a lump sum cash amount equal to twelve (12) months of the Tier 2 Participant’s base salary in effect at the time of the CIC Qualifying Termination, payable as set forth below, (ii) a prorated amount of the Tier 2 Participant’s target annual bonus from the beginning of the Company’s fiscal year until the date of the CIC Qualifying Termination, (iii) continuation of the health plan benefits in place for the Tier 2 Participant and the Tier 2 Participant’s eligible dependents at the time of the CIC Qualifying Termination under COBRA at no cost to the Tier 2 Participant (provided that the Tier 2 Participant timely elects coverage under COBRA) for twelve (12) months following such CIC Qualifying Termination; provided, however, that in the event the Tier 2 Participant obtains other employment prior to the end of such period, the benefits under this clause (iii) will terminate at such time as the Tier 2 Participant is eligible to receive health benefits through such other employment, and (iv) 100% of the Tier 2 Participant’s then-unvested Equity Awards that are subject to time-based vesting shall become fully vested and, as applicable, exercisable effective as of the CIC Qualifying Termination. For the avoidance of doubt, the vesting acceleration benefit in clause (iv) of this paragraph shall not apply to any Equity Awards held by the Tier 2 Participant that are subject to performance-based vesting. In the event of the Tier 2 Participant’s CIC Qualifying Termination prior to the consummation of a Change in Control, then the Tier 2 Participant’s unvested, outstanding Equity Awards will remain outstanding for three (3) months.

CIC Qualifying Termination (Tier 3 Participants). If a Tier 3 Participant has a CIC Qualifying Termination, the Company shall provide the Tier 3 Participant with the following severance benefits: (i) a lump sum cash amount equal to six (6) months of the Tier 3 Participant’s base salary in effect at the time of the CIC Qualifying Termination, payable as set forth below, (ii) a prorated amount of the Tier 3 Participant’s target annual bonus from the beginning of the Company’s fiscal year until the date of the CIC Qualifying Termination, (iii) continuation of the health plan benefits in place for the Tier 3 Participant and the Tier 3 Participant’s eligible dependents at the time of the CIC Qualifying Termination under COBRA at no cost to the Tier 3 Participant (provided that the Tier 3 Participant timely elects coverage under COBRA) for six (6) months following such CIC Qualifying Termination; provided, however, that in the event the Tier 3 Participant obtains other employment prior to the end of such period, the benefits under this clause (iii) will terminate at such time as the Tier 3 Participant is eligible to receive health benefits through such other employment, and (iv) 50% of the Tier 3 Participant’s then-unvested Equity Awards that are subject to time-based vesting shall become fully vested and, as applicable, exercisable effective as of the CIC Qualifying Termination. For the avoidance of doubt, the vesting acceleration benefit in clause (iv) of this paragraph shall not apply to any Equity Awards held by the Tier 3 Participant that are subject to performance-based vesting. In the event of the Tier 3 Participant’s CIC Qualifying Termination prior to the consummation of a Change in Control, then the Tier 3 Participant’s unvested, outstanding Equity Awards will remain outstanding for three (3) months.

Non-CIC Qualifying Termination (Tier 2 Participants). If a Tier 2 Participant has a Non-CIC Qualifying Termination, the Company shall provide the Tier 2 Participant with the following severance benefits: (i) a lump sum cash amount equal to six (6) months of the Tier 2 Participant’s base salary in effect at the time of the Non-CIC Qualifying Termination, payable as set forth below and (ii) continuation of the health plan benefits in place for the Tier 2 Participant and the Tier 2 Participant’s eligible dependents at the time of the Non-CIC Qualifying Termination under COBRA at no cost to the Tier 2 Participant (provided that the Tier 2 Participant timely elects coverage under COBRA), for six (6) months following such Non-CIC Qualifying Termination, provided, however, that in the event the Tier 2 Participant obtains other employment prior to the end of such period, the benefits under this clause (ii) will terminate at such time as the Tier 2 Participant is eligible to receive health benefits through such other employment.

Non-CIC Qualifying Termination (Tier 3 Participants). If a Tier 3 Participant has a Non-CIC Qualifying Termination, the Company shall provide the Tier 3 Participant with the following severance benefits: (i) a lump sum cash amount equal to six (6) months of the Tier 3 Participant’s base salary in effect at the time of the Non-CIC Qualifying Termination, payable as set forth below and (ii) continuation of the health plan benefits in place for the Tier 3 Participant and the Tier 3 Participant’s eligible dependents at the time of the Non-CIC Qualifying Termination under COBRA at no cost to the Tier 3 Participant (provided that the Tier 3 Participant timely elects coverage under COBRA), for six (6) months following such Non-CIC Qualifying Termination, provided, however, that in the event the Tier 3 Participant obtains other employment prior to the end of such period, the benefits under this clause (ii) will terminate at such time as the Tier 3 Participant is eligible to receive health benefits through such other employment.

Death or Disability. A termination of the Participant’s employment by reason of the Participant’s death or Disability (as such term is defined in Section 22(e)(3) of the Code) shall not constitute a termination by Participant for Good Reason or a termination by the Company without Cause.

Exclusive Benefits. In the event of a termination of a Participant’s employment with the Company or any subsidiary of the Company, the Participant shall not be entitled to any other severance pay, severance benefits, accelerated vesting with respect to Equity Awards subject to time-based vesting or any other compensation or benefits other than as set forth herein, or as required by applicable law. Notwithstanding anything herein to the contrary, each of Participant’s Equity Awards subject to performance-based vesting will be eligible for any vesting acceleration benefits set forth in the equity plan and/or equity award agreement pursuant to which the Equity Award is governed.

Release. Notwithstanding anything herein to the contrary, as a condition of each Participant’s receipt of any severance payments or benefits set forth in this Policy, the Participant must execute and allow to become effective a general release of claims in favor of the Company, with such changes as may be required due to intervening changes in applicable law (a “General Release”), within sixty (60) days following the Participant’s Qualifying Termination. Unless the Release is timely signed by the Participant, is delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), the Participant will not be entitled to any severance payments or benefits pursuant to this Policy.

Notwithstanding anything herein to the contrary, none of the severance payments or benefits under this Policy will be made prior to the first payroll date following the effective date of the General Release (the “Initial Payment Date”). On the Initial Payment Date, any lump sum salary severance payment or prorated bonus severance payments (to the extent applicable) that the Participant is entitled to receive under this Policy will be fully paid to the Participant.

Section 409A. Notwithstanding any provision to the contrary in this Policy, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”), then to the extent delayed commencement of any portion of the severance benefits to which the Participant is entitled under this Policy is required in order to avoid adverse taxation under Section 409A, such portion of the Participant’s benefits shall not be provided to Participant prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service with the Company or (ii) the date of the Participant’s death. Upon the first business day after such earlier date, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Participant, and any remaining payments due under this Policy shall be paid as otherwise provided herein. Payments pursuant to this Policy (or referenced in this Policy), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent that any provision of this Policy is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Notwithstanding any other provision of this Policy, with respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A.

Section 280G. Any provision of this Policy to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to this Policy or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below). The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit to the Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced by mutual agreement of the parties. If deemed necessary for compliance with Section 409A of the Code, any reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the Payments shall be reduced in reverse chronological order. In no event will the Company or any stockholder be liable to the Participant for any amounts not paid as a result of the operation of this Section.

Choice of Law. The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Policy, without regard to that state’s conflict of laws provisions.

Term of Policy. This Policy will remain in effect for a period of three (3) years from the date of the Company’s initial public offering; provided, however, that if on the date this Policy is set to expire the Company has entered into an agreement that would cause a Change in Control to occur, then, this Policy shall remain in effect until the consummation of the transaction constituting a Change in Control.

Successors.  Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under this Policy and agree expressly to perform the obligations under this Policy in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Policy, the term “Company” will include any successor to the Company’s business and/or assets which becomes bound by the terms of this Policy by operation of law, or otherwise.

Tax Obligations. All payments and benefits under this Policy will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions. The Company will not pay any Participant’s taxes arising from or relating to any payments or benefits under this Policy. The Participant will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Participant will not be reimbursed by the Company for any such payments.

Administration. This Policy will be administered by the Compensation Committee of the Company’s Board of Directors or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret this Policy. Any decision made or other action taken by the Administrator with respect to this Policy and any interpretation by the Administrator of any term or condition of this Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.

At-will Employment.  Nothing in this Policy shall be construed as giving any Participant any right to be retained in the employ of the Company or any subsidiary of the Company or shall affect the terms and conditions of a Participant’s employment with the Company or a subsidiary of the Company. A Participant’s employment with the Company or any subsidiary of the Company is employment “at-will” and may be terminated at any time and for any reason, with or without notice.

No Mitigation. A Participant is not required to seek other employment or to attempt in any way to reduce any amounts otherwise payable to a Participant under this Policy.

Amendment or Termination. The Company may amend or terminate this Policy at any time or from time to time, but no such amendment or termination shall adversely affect the rights of any Participant without the Participant’s written consent.

Definitions:

“Cause” shall mean with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States, any state thereof, or any applicable foreign jurisdiction; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or any subsidiary of the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or any subsidiary of the Company or of any statutory duty owed to the Company or any subsidiary of the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s or any of its subsidiaries’ confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of a Participant’s employment is either for Cause or without Cause shall be made by the Company in its sole discretion.

“Change in Control” shall have the meaning given to such term in the Company’s 2019 Equity Incentive Plan.

“Change in Control Period” shall mean the period commencing three (3) months before the effective date of a Change in Control and ending twelve (12) months following the Change in Control.

“CIC Qualifying Termination” shall mean a Participant’s employment is terminated by the Company, or any acquirer or successor in interest thereof, without Cause or by the Participant for Good Reason during the Change in Control Period, provided such termination of employment constitutes a Separation from Service.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Equity Awards” shall mean Company options, restricted stock, restricted stock units and any other Company equity awards.

“Good Reason” shall mean one or more of the following events occurs without the Participant’s written consent: (i) a material reduction of the Participant’s primary job duties or level of responsibility (collectively, “Duties”) relative to the Participant’s duties that were in effect immediately prior to such reduction; provided, however, that for purposes of this clause, a material reduction in the Participant’s Duties will not be deemed to occur (A) if the Company is acquired and made a division or business unit of a larger entity, and following the consummation of the Change in Control, the Participant retains substantially similar Duties for such division or business unit of the acquiring corporation, but not for the entire acquiring corporation, provided that this clause (A) shall not apply to any Participant holding the title of Chief Financial Officer, General Counsel or Chief Human Resources Officer or (B) solely because of a change in title; (ii) a ten percent (10%) reduction in then-current annual base salary (other than an across-the-board salary reduction for all similarly situated executives); or (iii) relocation of the Participant’s principal place of employment to a place that increases the Participant’s one-way commute by more than fifty (50) miles as compared to the Participant’s then current principal place of employment immediately prior to such relocation. For clarity, with respect to any Participant holding the title of Chief Financial Officer, General Counsel or Chief Human Resources Officer, the circumstances set forth in section (i)(A) of this Good Reason definition shall constitute Good Reason. With respect to each of subsection (i), (ii), and (iii) above, the Participant must provide notice to the Company of the condition giving rise to “Good Reason” within thirty (30) days of the initial existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. The Participant must resign his or her employment no later than fifteen (15) days following expiration of the Company’s thirty (30) day cure period or written receipt from the Company of its intent not to cure.

“Non-CIC Qualifying Termination” shall mean a Participant’s employment is terminated by the Company, or any acquirer or successor in interest thereof, without Cause outside of the Change in Control Period, provided such termination of employment constitutes a Separation from Service.

“Qualifying Termination” shall mean a CIC Qualifying Termination or a Non-CIC Qualifying Termination.

“Separation from Service” shall have the meaning set forth under Treasury Regulation Section 1.409A-1(h).